Exhibit 19

THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION. THERE ARE FURTHER RESTRICTIONS ON THE TRANSFERABILITY OF THE INTERESTS DESCRIBED HEREIN. THE PURCHASE OF THE INTERESTS INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN BEAR THE RISK OF THE LOSS OF THEIR ENTIRE INVESTMENT.

July 18, 2016

Jemada Holdings LLC

214 Sarles Street

Bedford Corners, NY 10549

Re:	Transfer of Class E Interests of 1347 Investors LLC

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement (the “Loan and Security Agreement”), dated as of July 18, 2016, by and among Jemada Holdings LLC (the “Lender”) and 1347 Investors LLC (the “Company”). As consideration for Lender’s entry into the Loan and Security Agreement, the Company is delivering this letter (the “Letter Agreement”). The terms of the Loan and Security Agreement remain in full force and effect and are not amended hereby.

In consideration of the premises, representations, warranties and the mutual covenants contained in this Letter Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

1.                   The Company hereby agrees to transfer either (a) Twenty Five thousand (25,000) Class E Interests of the Company representing beneficial ownership of 25,000 warrants to purchase shares of 1347 Capital Corp. at an exercise price of $15.00 (“$15 Strike Price Warrants”) or (b) directly transfer 25,000 $15 Strike Price Warrants (the securities to be transferred pursuant to either (a) or (b), the “Interests”) to Lender, in either case within a reasonable time but no later than 60 days following the Closing Date (as such term is defined in the Agreement and Plan of Merger (the “Merger Agreement”) by and among 1347 Capital, Limbach and FdG HVAC LLC), subject to (i) the approval of such transfer by the Managers of the Company in accordance with the terms and conditions of the Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”), such approval not to be unreasonably withheld and (ii) in the case of (a), the entry by Lender into a joinder agreement to the LLC Agreement in form and substance satisfactory to the Managers of the Company, binding Lender by the terms and conditions of the LLC Agreement and making Lender a member of the Company holding the status of a “Member” thereunder.

2.                   Lender represents and warrants as follows:

a.       Lender has all requisite authority to enter into this Letter Agreement and to perform all the obligations required to be performed by it hereunder, and the entry into this Letter Agreement will not contravene any law, rule or regulation binding on Lender or any investment guideline or restriction applicable to it.

b.       Lender is a resident of the state of New York and is not acquiring the Interests as a nominee or agent or otherwise for any other person.

c.        Lender will comply with all applicable laws and regulations in effect in any jurisdiction in which it purchases or sells Interests and obtain any consent, approval or permission required for such purchases or sales under the laws and regulations of any jurisdiction to which it is subject or in which it makes such purchases or sales, and the Company and 1347 Capital shall have no responsibility therefor.

d.       Lender has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Interests. With the assistance of the Lender’s own professional advisors, to the extent that Lender has deemed appropriate, Lender has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Interests and the consequences of this Letter Agreement. Lender has considered the suitability of the Interests as an investment in light of its own circumstances and financial condition and Lender is able to bear the risks associated with an investment in the Interests and its authority to invest in the Interests.

e.        Lender is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Lender agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the transfer, purchase or sale of the Interests. Any information that has been furnished or that will be furnished by Lender to evidence its status as an accredited investor is accurate and complete, and does not contain any misrepresentation or material omission.

f.        Lender has received such information as it deems necessary and sufficient to make an investment decision. Lender understands and accepts that an investment in the Interests involves various risks. Lender represents that it is able to bear any loss associated with an investment in the Interests.

g.        Lender confirms that it is not relying on any communication (written or oral) of the Company and 1347 Capital or any of its affiliates, as investment advice or as a recommendation to invest in the Interests. It is understood that information and explanations related to the terms and conditions of the Interests provided by the Company and 1347 Capital or any of its affiliates shall not be considered investment advice or a recommendation to purchase the Interests, and that neither the Company, 1347 Capital nor any of their affiliates is acting or has acted as an advisor to Lender in deciding to invest in the Interests. Lender acknowledges that neither the Company, 1347 Capital nor any of their affiliates have made any representation regarding the proper characterization of the Interests for purposes of determining Lender’s authority to invest in the Interests.

h.       Lender is familiar with the business and financial condition and operations of the Company and 1347 Capital. Lender has had access to such information concerning the Company and 1347 Capital and the Interests as it deems necessary to enable it to make an informed investment decision concerning an investment in the Interests. Lender has not been furnished any offering literature and has relied only on the information previously provided to it.

i.         Lender understands that, unless Lender notifies the Company in writing to the contrary at or before the delivery date of the Interests, each of Lender’s representations and warranties contained in this Letter Agreement will be deemed to have been reaffirmed and confirmed as of such date, taking into account all information received by Lender.

j.         Lender understands that no federal or state agency has passed upon the merits or risks of an investment in the Interests or made any finding or determination concerning the fairness or advisability of this investment.

k.       Lender confirms that the Company and 1347 Capital have not (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Interests or (B) made any representation to Lender regarding the legality of an investment in the Interests under applicable legal investment or similar laws or regulations. In deciding to invest in the Interests, Lender is not relying on the advice or recommendations of the Company or 1347 Capital and Lender has made its own independent decision that the investment in the Interests is suitable and appropriate for Lender.

l.         Lender is acquiring the Interests solely for Lender’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Interests. Lender understands that the Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Lender and of the other representations made by Lender in this Letter Agreement. Lender understands that the Company is relying upon the representations and agreements contained in this Letter Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

m.     Lender understands that the Interests are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “Commission”) provide in substance that Lender may dispose of the Interests only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Lender understands that the Company and 1347 Capital have no obligation or intention to register any of the Interests, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Accordingly, Lender understands that under the Commission’s rules, Lender may dispose of the Interests principally only in “private placements” which are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities” subject to the same limitations as in the hands of Lender. Consequently, Lender understands that Lender must bear the economic risks of the investment in the Interests for an indefinite period of time.

n.       Lender agrees: (A) that Lender will not sell, assign, pledge, give, transfer or otherwise dispose of the Interests or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Interests under the Securities Act and all applicable securities, “blue sky” or other similar laws of any applicable state jurisdiction, or in a transaction which is exempt from the registration provisions of the Securities Act and such state securities laws; (B) that any certificates representing the Interests will bear a legend making reference to the foregoing restrictions; and (C) that the Company, 1347 Capital and their affiliates shall not be required to give effect to any purported transfer of such Interests except upon compliance with the foregoing restrictions.

o.       Lender acknowledges that neither the Company, 1347 Capital nor any other person offered to sell the Interests to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

3.                   This Letter Agreement constitutes the sole and entire agreement and understanding of the undersigned with respect to the subject matter of this Letter Agreement, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter. Neither of the parties hereto have relied on any statement, representation, warranty or agreement of the other party or any other person on such party’s behalf, including any representations, warranties, or agreements arising from statute or otherwise in law, except for the representations, warranties or agreements expressly contained in this Letter Agreement. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Letter Agreement may be executed in two counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Letter Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

[Signature Page Follows]

Sincerely,

1347 INVESTORS LLC

By:	/s/ Hassan R. Baqar
Name: Hassan R. Baqar
Title: President

AGREED AND ACCEPTED:

JEMADA HOLDINGS LLC

By: /s/ Sandra Schaevitz

Name: Sandra Schaevitz

Title: Trustee

[Signature Page to Letter Agreement]